ENDORSEMENT
                         APPLICABLE TO IRA CERTIFICATES


As specified in the Data pages, this Certificate is an "IRA Certificate" which is issued as an individual retirement annuity contract which meets the requirements of Section [408(b)] of the Code. It is established for the exclusive benefit of you and your beneficiaries, and the terms below change, or are added to, applicable sections of this Certificate. Also, your rights under the Contract are not forfeitable.

1.       OWNER (SECTION 1.17):

         You must be both the Owner and the Annuitant.

2.       ANNUITY COMMENCEMENT DATE (SECTION 1.04):

         You may not choose an Annuity Commencement Date later than the maximum maturity age stated in the Data pages. If you choose a Date later than age [70 1/2], you must withdraw at least the minimum payments required under Sections [408(b) and 401(a)(9)] of the Code and applicable Treasury regulations. See Section 5.01 of the Certificate and item 5 below.

3.       CONTRIBUTIONS (SECTION 3.01 AND 3.02):

         No Contributions will be accepted unless they are in cash (or check or other form if we require). Except in the case of a "rollover contribution," the total of such Contributions will not exceed [$2,000] for any taxable year. A "rollover contribution" is one permitted by Sections [402(c), 403(a)(4), 403(b)(8), or 408(d)(3)] of the Code.

         Amounts transferred to the Contract from an individual retirement account or annuity contract which meets the requirements of Section [408] of the Code are not subject to the [$2,000] limit.

         If you make a Contribution which is an "eligible retirement plan rollover" as defined in Section [402(c) or 403(b)(8)] of the Code, and you commingle such Contribution with other Contributions, you may not be able to roll over the eligible retirement plan Contributions and earnings to another qualified plan or Code Section [403(b)] arrangement at a future date, unless the Code permits.

4.       DEATH BENEFITS (SECTION 6.01):

         Under the following circumstances, the death benefit described in
         Section 6.01 of the Certificate will not be paid at your death before the Annuity Commencement Date and the coverage under the Contract will continue with your surviving spouse as Successor Annuitant and Owner:

              a.  you are married at your death;

              b. the person named as death beneficiary under Section 6.02 of the Certificate is your surviving spouse; and

No. 94ENIRAI                                                              Page 1

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              c.  you have additionally requested that your spouse become
                  "Successor Annuitant and Owner" of your Certificate if your spouse survives you.

5.       REQUIRED PAYMENTS:

         This Certificate is subject to these "Required Payment" or "Minimum Distribution" rules of Sections [408(b) and 401(a)(9)] of the Code and the Treasury Regulations which apply.

         MINIMUM DISTRIBUTION RULES -- REQUIRED PAYMENTS DURING YOUR LIFE -- [Your entire interest in this Certificate will be distributed or begin to be distributed no later than the first day of April following the calendar year in which you attain age 70 1/2 ("Required Beginning Date"). Your entire interest may be distributed, as you elect, over (a) your life, or the lives of you and your designated beneficiary, or (b) a period certain not extending beyond your life expectancy, or the joint and last survivor expectancy for you and your designated beneficiary. Distributions must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either non-increasing or they may increase only as provided in Q & A F-3 of Section 1.401(a)(9)-1 of the Proposed Treasury Regulations, or any successor Regulation thereto.

         All distributions made under this Certificate must be made in accordance with the requirements of Sections 408(b) and 401(a)(9) of the Code, including the incidental death benefit requirements of
         Section 401(a)(9)(G) of the Code, and applicable Treasury Regulations, including the minimum distribution incidental benefit requirements of
         Section 1.401(a)(9)-2 of the Proposed Treasury Regulations, or any successor Regulation thereto.

         For purposes of determining the "period certain" referred to in the first paragraph of this Section, life expectancy is computed by use of the expected return multiples in Tables V and VI of Treasury Regulation
         Section 1.72-9. Unless you otherwise elect prior to the time distributions are required to begin, life expectancies will be recalculated annually. Such election will be irrevocable and will apply to all subsequent years. The life expectancy of a non-spouse beneficiary, if the naming of such a beneficiary is permitted by our rules then in effect, may not be recalculated. Instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which you attain age 70 1/2, and payments of subsequent years will be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

         MINIMUM DISTRIBUTION RULES -- DEATH BENEFIT - If you die after distribution of your interest in this Certificate has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to your death.

         If you die before distribution of your interest in this Certificate begins, distribution of your entire interest will be completed no later than December 31 of the calendar year containing the fifth anniversary of your death, except to the extent that an election is made to receive death benefit distributions in accordance with (a) or (b) below:

No. 94ENIRAI                                                              Page 2

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                  (a)    If your interest is payable to a designated
                         beneficiary, then your entire interest may be distributed over the life of, or over a period certain not greater than the life expectancy of, the designated beneficiary. Such distributions must commence on or before December 31 of the calendar year immediately following the calendar year of your death.

                  (b) If the designated beneficiary is your surviving spouse, the date that distributions are required to begin in accordance with (a) above shall not be earlier than the later of (1) December 31 of the calendar year immediately following the calendar year of your death or (2) December 31 of the calendar year in which you would have attained age 70 1/2.

         If the designated beneficiary is your surviving spouse, and a Successor Annuitant and Owner option (described in item 4 above of this Endorsement) is in effect, the distribution of your interest need not be made until after your spouse's death.

         For purposes of determining the "period certain" referred to in the immediately preceding paragraph, life expectancy is computed by use of the expected return multiples in Table V and VI of Treasury Regulation
         Section 1.72-9. For purposes of distributions beginning after your death, unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies will be recalculated annually. Such election will be irrevocable by the surviving spouse and will apply to all subsequent years. In the case of any other designated beneficiary, life expectancies will be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin, pursuant to this item, and payments for any subsequent calendar year will be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

         Distributions under this item are considered to have begun if distributions are made because you have reached your Required Beginning Date, or if prior to the Required Beginning Date, distributions irrevocably commence to you over a period permitted and in any annuity form acceptable under Section 1.401(a)(9)-1 of the Proposed Treasury Regulations or any successor Regulation thereto.]

6.       REPORTS - NOTICES (SECTION 9.04):

         We will send you a report as of the end of each calendar year showing the status of the annuity and any other reports required by the Code or Treasury Regulations.

7.       ASSIGNMENTS (SECTION 9.05):

         Your rights may not be assigned, pledged or transferred except as permitted by law. You may not name a new Owner, except as described in item 4 of this Endorsement.

8.       TERMINATION OF CERTIFICATE:

         If an annuity under the Contract fails to qualify as an annuity under Section [408(b)] of the Code, we will have the right to terminate the Certificate. We may do so, upon receipt of notice of such fact, before the Annuity Commencement Date. In that case, we will pay the Annuity Account Value less a deduction for the part

No. 94ENIRAI                                                              Page 3

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         which applies to any Federal income tax payable by you which would not have been payable with respect to an annuity which meets the terms of the Code.

No. 94ENIRAI                                                              Page 4


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                                   ENDORSEMENT
                           APPLICABLE TO NON-QUALIFIED
                                  CERTIFICATES


This Endorsement applies only to the Owner of a Non-Qualified Certificate.

1.       CONTRIBUTIONS (SECTION 3.01):

         We have the right not to accept any Contribution which is less than the amount(s) stated in the Data pages.

2.       OWNER DEATH DISTRIBUTION RULES (SECTION 6.01):

         Upon the death of you, as Owner, before the Annuity Commencement Date:

         (a) If you are both the Owner and the Annuitant, we will pay the death benefit described in Section 6.01. Any part of a death benefit for which there is no named beneficiary living at your death will be payable in a single sum to your children who survive you in equal shares, or should none survive, then to your estate.

                  Under the following circumstances, the death benefit described in Section 6.01 of the Certificate will not be paid at your death before the Annuity Commencement Date and the coverage under the Contract will continue with your surviving spouse as Successor Annuitant and Owner:

                  (i)     you are married at your death;

                  (ii)    the person named as death beneficiary under Section
                          6.02 of the Certificate is your surviving spouse; and

                  (iii) you have additionally requested that your spouse become "Successor Annuitant and Owner" of your Certificate if your spouse survives you.

         (b) If you are not the Annuitant, the named beneficiary will succeed as Owner. The entire amount in the Investment Options (after any Withdrawal Charge) must be fully paid within five years after your death, or payments must begin within one year after your death as a life annuity or installment option for a period of not longer than the life expectancy of the named beneficiary. If you have not elected a form of payment as described in Section 6.02, we will make a single sum payment to the beneficiary on the fifth anniversary of your death. Subject to our rules at the time of payment, the beneficiary may elect to apply such a single sum payment to a new non-qualified annuity contract to be owned by the beneficiary. Instead of a single sum payment, the beneficiary may elect to receive an Annuity Benefit or a payout option which satisfies the terms of Section [72(s)] of the Code and our rules at the time. However, if the named beneficiary is your spouse, full payment of amounts
No. 94ENNQI                                                               Page 1


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                  under the Certificate must be made not later than five years after the spouse's death.

                  If payments under an Annuity Benefit had begun before your death, such payments will continue to be made pursuant to the terms of such Benefit.

                  If the Annuitant dies before the entire amount under the Certificate is paid, we will pay the death benefit as described in Section 6.01.

         (c) Unless you direct otherwise, the named beneficiary will also be the person who succeeds as Owner on your death while the Annuitant is alive as described in Section 6.02. You may change any beneficiary or successor Owner from time to time during the Annuitant's lifetime and while the Certificate is in force, as described in item (a) above.

         (d) If you are not the Annuitant, you may name another person to be the successor Owner and to receive the amounts to be paid under (b) above. You may also name another person to be successor Owner if the first choice as successor Owner dies before you. If you have so named two or more persons to succeed as Owner and more than one survive, they will share equally unless you direct otherwise. If no person named as beneficiary to receive the death benefit survives the Annuitant, we will pay the death benefit in a single sum to you. In the event of your death after the Annuitant, but before we pay such death benefit, the benefit will be payable in a single sum to the children who survive you, in equal shares, or should none survive, to your estate.

                  If you die before the Annuity Commencement Date while the Annuitant is still living, and if no person named as successor Owner is living at the Owner's death, the beneficiary will be deemed to be, in this order, (i) your surviving spouse, (ii) the Annuitant, (iii) the children who survive you, in equal shares, or (iv) your estate.

3.       ASSIGNMENTS (SECTION 9.05):

         Notwithstanding the terms of Section 9.05, you may assign the Certificate and the rights described therein before the Annuity Commencement Date. We will not be bound by an assignment unless we have received it and it is in writing. Your rights and those of any other persons referred to in the Certificate and this Endorsement will be subject to the assignment. We assume no responsibility for the validity of any assignment.

No. 94ENNQI                                                               Page 2

                                   ENDORSEMENT
                   APPLICABLE TO MARKET VALUE ADJUSTMENT TERMS

********************************************************************************
THE TERMS OF THIS ENDORSEMENT CONTAIN A MARKET VALUE ADJUSTMENT ("MVA") FORMULA WHICH MAY RESULT IN ADJUSTMENTS, POSITIVE OR NEGATIVE, IN BENEFITS. AN MVA WILL NOT APPLY UPON TRANSFER TO A NEW GUARANTEE PERIOD OR OTHER INVESTMENT OPTION ON THE EXPIRATION DATE OR PURSUANT TO ITEM 1 BELOW.
********************************************************************************

1.       GUARANTEED PERIOD ACCOUNT

         We will specify one or more Guarantee Periods in the Guaranteed Period Account. For each such Guarantee Period, we guarantee to credit an interest rate (called the Guaranteed Rate). Interest will be credited daily to amounts in the Guaranteed Period Account. The duration of each Guarantee Period provided at any time and the Guaranteed Rate that applies to each Period will be furnished by us upon request. The Guarantee Period(s) and the Rate for each such Period you initially elect are shown in the Data pages.

         You may elect one or more Guarantee Period(s), according to our rules then in effect. Contributions and transfers to be made to the Guaranteed Period Account as described in Section 3.01 will be allocated to the Guarantee Period(s) according to your election. Contributions and transfers into the Guaranteed Period Account will receive the Guaranteed Rate applicable to the elected Guarantee Period as of the Business Day we receive your Contribution or transfer request at our Processing Office. The amount held with respect to a given Guarantee Period is called the Guaranteed Period Amount which reflects Contributions and transfers made to the Guaranteed Period Account, plus interest at the Guaranteed Rate(s), minus any withdrawals, transfers and charges, if any, deducted from the Guaranteed Period Account.

         The last day of a Guarantee Period is the Expiration Date. We will notify you at least [15 but not more than 45] days before the Expiration Date of each Period. You may elect one of the following three options effective at the Expiration Date, none of which will result in a market value adjustment:

             (a) to transfer the Guaranteed Period Amount into a Guarantee Period of any duration which we then offer;

             (b)    to  transfer  the   Guaranteed   Period  Amount  to  another
                    Investment Option;

             (c) to make a withdrawal of the Guaranteed Period Amount (subject to any Withdrawal Charges which apply pursuant to Section 8.01).

No. 94ENMVAI                                                              Page 1

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         If no election is made on or prior to the Expiration Date, the
         Guaranteed Period Amount (without any market value adjustment) will be transferred into the Investment Option described in the Data pages. During the 30 days following the Expiration Date, the full Guaranteed Period Amount (less any withdrawals or transfers made or charges deducted during such 30 day period) may be transferred into a new Guarantee Period or other Investment Option. In no event may you elect a Guarantee Period which extends beyond the Annuity Commencement Date.

         The "Guaranteed Period Account" is our Separate Account No. 46 that we use to account for amounts allocated to Guarantee Periods under this Certificate. All amounts allocated to a Guarantee Period, whether Contributions or transfers, become part of the Guaranteed Period Account.

2.       TRANSFERS, WITHDRAWALS, DEATH AND ANNUITY BENEFITS

         If you request, other than as described in item 1 above, a transfer to another Investment Option as described in Section 4.01 or a withdrawal as described in Section 5.01, any such transfer or withdrawal from a Guaranteed Period Amount will be subject to a market value adjustment described below. For this purpose, the Annuity Account Value in Separate Account No. 46 will be after the market value adjustment. The market value adjustment will be in addition to any charges which apply as described in Section 8.01.

         In addition, amounts applied from a Guaranteed Period Amount to provide a death benefit as described in Section 6.01, an annuity as described in Section 7.02, or any other annuity form offered by us, will be subject to a market value adjustment, unless otherwise provided in the Data pages.

         Payment or transfers from the Guaranteed Period Account may be deferred for up to six months while you are living.

3.       MARKET VALUE ADJUSTMENT

         The market value adjustment with respect to each Guarantee Period that applies to you is determined as follows:

         (a) We determine the Guaranteed Period Amount that will be payable on the Expiration Date, using the Guaranteed Rate for such Guarantee Period.

         (b) We determine the period remaining in your Guarantee Period (based on the Business Day we receive your transaction request at our Processing Office or effective date for such determination) and convert it to fractional years based on a 365 day year. For example, three years and 12 days becomes 3.0329.

         (c) We determine the current Guaranteed Rate which applies to new Contributions, for the same class of Certificates as yours, under a Guarantee Period with the same Expiration Date as your Guarantee Period. We add to such current Rate a percentage which is no greater than that shown in the Data pages.

No. 94ENMVAI                                                              Page 2

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         (d)   We determine the present value of the Guaranteed Period Amount payable at the Expiration Date, using the period determined in
               (b) and the rate determined in (c).

         (e) We subtract the current Guaranteed Period Amount from the result in (d). The result is the Market Value Adjustment, which may be positive or negative, applicable to such Guarantee Period.

         If we are not offering a Guarantee Period to which the "current Guaranteed Rate" would apply, we will use the Rate at the closest Expiration Date. If we are no longer offering new Guarantee Periods, we will use a procedure for determining such current Rate that is stated in the Data pages or which we will develop and file with insurance supervisory officials of the appropriate jurisdiction.

4.       REPORTS AND NOTICES

         We will report the values under this Endorsement with the reports sent out as described in Section 9.04. Such report will include the Guaranteed Period Amount, market value adjustment, and Annuity Account Value in Separate Account No. 46.

No. 94ENMVAI                                                              Page 3